EXHIBIT 4.21


                            SUBORDINATION AGREEMENT

      THIS SUBORDINATION AGREEMENT (this "Agreement") is made as of the 30th day of December, 1997, by and among Comerica Bank-Texas, N.A., as Agent for the Senior Creditors (defined below) ("AGENT"), RIMCO Partners, L.P., RIMCO Partners, L.P. II, RIMCO Partners, L.P. III, and RIMCO Partners, L.P. IV (each a "SUBORDINATE LENDER" and collectively, the "SUBORDINATED LENDERS"), Cliffwood Oil & Gas Corp. ("Cliffwood"), Cliffwood Energy Company ("CEC") and Cliffwood Production Company ("CPC") (Cliffwood, CEC and CPC, together with their successors and assigns, the "Borrowers") and the other Loan Parties (defined below) and is made for the express benefit of the Senior Creditors.

                                   RECITALS

      WHEREAS, Senior Creditors have made, or in the future may make, credit accommodations available to one or more of the Loan Parties; and

      WHEREAS, Subordinate Lenders have made, or in the future may make, credit accommodations available to one or more of the Loan Parties.

                                   AGREEMENT

      NOW, THEREFORE, in consideration of the above recitals and the provisions set forth herein, $10 in hand paid and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      Section 1. DEFINITIONS. (a) For purposes of this Agreement, the following terms used herein shall have the following meanings:

            "BORROWER" means one of the Borrowers, and its successors and assigns, including any estate created or other successor arising in or in connection with any Proceeding.

            "BORROWERS" has the meaning assigned to it in the initial paragraph of this Agreement and includes any estate created or other successor arising in or in connection with any Proceeding.

            "COLLATERAL" shall mean any and all property which now constitutes or hereafter will constitute collateral or other security for payment of the Senior Debt pursuant to the Senior Loan Documents.

            "ENFORCEMENT NOTICE" means a notice that states that a default or an event of default under any provision of the Subordinate Loan Documents has occurred and that Subordinate Creditor desires to take enforcement action as a consequence thereof.

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            "LOAN DOCUMENTS" means this Agreement, the Senior Loan Documents and the Subordinate Loan Documents.

            "LOAN PARTY" means each Borrower and any affiliates of each Borrower (and their respective successors and assigns) who now or hereafter executes and delivers any guaranties or security documents in favor of any Senior Creditor with respect to Senior Debt or in favor of Subordinated Creditor with respect to Subordinate Debt.

            "PROCEEDING" shall mean any (a) insolvency, bankruptcy, receivership, custodianship, liquidation, reorganization, readjustment, composition or other similar proceeding relating to any Loan Party or any of their respective properties, whether under any bankruptcy, reorganization or insolvency law or laws, federal or state, or any law, federal or state, relating to relief of debtors, readjustment of indebtedness, reorganization, composition or extension, (b) proceeding for any liquidation, liquidating distribution, dissolution or other winding up of any Loan Party, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (c) assignment for the benefit of creditors of any Loan Party or (d) other marshalling of the assets of any Loan Party.

            "PROCEEDS" shall have the meaning assigned to it under the Texas Uniform Commercial Code, shall also include "products" (as defined in the Texas Uniform Commercial Code), and, in any event, shall include (a) any and all proceeds of any insurance, indemnity, warranty, letter of creditor or guaranty or collateral security payable to any grantor from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to the owner of the Collateral from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental body, authority, bureau or agency (or any person acting under color of governmental authority) and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

            "SENIOR CREDITOR" means, individually, one of the lenders to the Borrowers pursuant to the Senior Loan Documents and, collectively, all of the lenders, together with any and all other present or future holders of all or part of the Senior Debt, and their respective successors and assigns. As of the date hereof, Comerica Bank-Texas and First Union National Bank are the Senior Creditors.

            "SENIOR DEBT" shall mean and include (a) all indebtedness, obligations and liabilities of any Loan Party under Senior Loan Documents, including all principal, interest (including interest accruing subsequent to, and interest that would have accrued but for, the filing of any petition under any bankruptcy, insolvency or similar law or the commencement of any Proceeding), expenses, fees, reimbursements, indemnities, interest rate protection agreements, hedge and swap obligations, commodity hedging contracts, and other amounts payable thereunder, in each case whether now or hereafter arising, direct or indirect, primary or secondary, joint, several or joint and several, liquidated or, unliquidated, final or contingent, and whether incurred as maker, endorser, guarantor or otherwise; (b) the principal amount of and interest (including but not limited to post-petition interest) on all other indebtedness, obligations, and liabilities of every nature of each Borrower to Senior Creditors or any or

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      some of them, or to any other person, firm or entity (including but not limited to a Borrower) if a Senior Creditor has a participation or other interest in such indebtedness, obligations or liabilities to such other person, created directly or indirectly, acquired by assignment or otherwise, absolute or contingent, joint or several, liquidated or unliquidated, due or not due, contractual or tortious, secured or unsecured, for a Senior Creditor's own account or as agent for others, whether now existing or hereafter arising or incurred, whether presently contemplated by the parties and whether incurred by the Borrower as principal, maker, surety, endorser, guarantor or otherwise (including but not limited to any indebtedness, obligations, and liabilities existing on the date hereof); and (c) any and all amendments, modifications, extensions, renewals, refinancings, replacements or refundings of any of such indebtedness, obligations or liabilities; PROVIDED, HOWEVER, that the principal portion of Senior Debt (including notional amounts of swap and hedging transactions, but after giving effect to netting provisions) shall not exceed $35,000,000. To the extent any payment on any Senior Debt, whether by or on behalf of a Borrower, as proceeds of security or enforcement of any right of setoff or otherwise, is recovered by or required to be paid over to a Borrower or a receiver, trustee in bankruptcy, liquidating trustee, agent or other person in a Proceeding, such Senior Debt or any part thereof originally intended to be satisfied by such payment shall be deemed to be reinstated and outstanding as if such payment had not occurred. All outstanding Senior Debt shall be and remain Senior Debt for all purposes of this Agreement, regardless of whether it is subordinated in any Proceeding.

            "SENIOR LOAN DOCUMENTS" shall mean all instruments, documents and agreements now or hereafter executed by or on behalf of one or more of the Borrowers for the benefit of Agent or any Senior Creditor, or some or all of them.

            "SUBORDINATE CREDITOR" means, individually and collectively, Subordinate Lenders and all other present or future holders of all or part of the Subordinate Debt, and their respective successors and assigns.

            "SUBORDINATE DEBT" shall mean and include all indebtedness, obligations and liabilities of any Loan Party (including Texoil, Inc.) to the Subordinate Creditor, including all principal, interest (including post-petition interest accrued or principal sums advanced subsequent to the filing of any petition under any bankruptcy, insolvency or similar law), put rights, expenses, fees, reimbursements, indemnities and other amounts payable thereunder, in each case whether now or hereafter arising, direct or indirect, primary or secondary, joint, several or joint and several, liquidated or unliquidated, final or contingent and whether incurred as a maker, endorser, guarantor or otherwise.

            "SUBORDINATE LOAN DOCUMENTS" shall mean all instruments, documents and agreements now or hereafter executed by or on behalf of one or more of the Borrowers or Texoil, Inc. for the benefit of Subordinate Creditor, or some or all of them.


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(b) GENERAL RULES. References to various agreements in this Section 1 include any and all amendments, modifications, renewals, extensions, substitutions, restatements, replacements and amendments and restatements with respect thereto.

      Section 2. GENERAL. Notwithstanding any provision of the Subordinate Loan Documents, the Subordinate Debt is and shall be subordinate and junior in right of payment, to the extent and in the manner provided in this Agreement, to the prior payment in full in cash or cash equivalents of all Senior Debt, and each Subordinate Creditor, by acceptance thereof, whether upon original issuance, transfer, assignment or exchange, agrees to be bound by the provisions of this Agreement.

      Section 3. SUBORDINATION IN THE EVENT OF CERTAIN DEFAULTS. Subordinated Creditor and each Loan Party agree as follows:

            (a) If, from time to time, any default in the payment on account of any principal of or interest on, or any other amounts owing in respect of any Senior Debt (whether at maturity or at a date fixed for prepayment or by declaration, acceleration or otherwise) occurs or exists, then (i) the rights of Subordinate Creditor to receive any payments or other distributions with respect to the Subordinate Debt shall be suspended from and after the date of such default, and (ii) no payment or distribution of any character, whether in cash or cash equivalents, securities or other property (other than as permitted in Section 3(c) below) shall be made by any Loan Party, or received or accepted by Subordinate Creditor, on account of the Subordinate Debt until the Senior Debt is paid in full or all defaults are cured.

            (b) If, from time to time, any default, other than a payment default, under the Senior Loan Documents occurs or exists, then (i) the rights of Subordinate Creditor to receive any payments or other distributions with respect to the Subordinate Debt shall be suspended from and after the date that Subordinate Creditor receives a notice to suspend payments under the Subordinate Debt (a "STOP PAYMENT NOTICE"), and (ii) no payment or distribution of any character, whether in cash or cash equivalents, securities or other property (other than as permitted in Section 3(c) below) shall be made by any Loan Party, or received or accepted by Subordinate Creditor from any Loan Party, on account of the Subordinate Debt, or in respect of the redemption, retirement, purchase or other acquisition thereof, unless and until such default shall have been cured or waived or 179 days shall have elapsed since the date upon which Subordinate Creditor received such Stop Payment Notice, whichever is earlier, unless a payment default is then outstanding (including as a result of acceleration of the Senior Debt following a non-payment default in which event
Section 3(a) shall govern); provided, however, that the Senior Creditors shall not be entitled to send a Stop Payment Notice for a period of 179 days after the expiration of a Stop Payment Notice unless an Enforcement Notice shall have been given.

            (c) Notwithstanding the foregoing, nothing herein shall prevent Subordinate Creditor from converting its Subordinated Debt to common stock equity of Texoil, Inc. as provided in the Subordinate Loan Documents prior to the commencement of a Proceeding and retaining the

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same free of the provisions of this Agreement. The effect of any conversion or attempted conversion after the commencement of a Proceeding is governed by
Section 4 hereof.

      Section 4. SUBORDINATION IN THE EVENT OF INSOLVENCY, ETC. In the event and during the continuance of any Proceeding, Subordinated Creditor and each Loan Party agree that all Senior Debt shall first be finally and irrevocably paid in full in cash or cash equivalents before any payment or distribution of any character, whether in cash or cash equivalents, securities or other property (including securities that are subordinate and junior in right of payment to the payment of Senior Debt to at least the extent provided for in this Agreement) shall be made, received or accepted for or on account of any Subordinate Debt. In the event of any Proceeding, any payment or distribution in any such Proceeding of any kind or character, whether in cash or cash equivalents, securities or other property which would otherwise (but for this Agreement) be payable or deliverable in respect of any Subordinate Debt shall be paid or delivered by the person making such distribution or payment, whether a trustee in bankruptcy, receiver, assignee for the benefit of creditors, liquidating trustee or agent, or otherwise, directly to Agent for the benefit of Senior Creditors, for application in payment of the Senior Debt in accordance with the priorities then existing among such holders, to the extent necessary to pay in full all Senior Debt then remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of Senior Debt. Subordinate Creditor may appear and be heard on any matter relating to Subordinate Creditor's claim, but Subordinate Creditor agrees that it shall not (a) vote in favor of any plan of reorganization that would cause Subordinate Creditor to be paid ahead of any Senior Creditor in violation of the provisions of this Agreement, or (b) seek to assert rights contrary to the provisions of this Agreement.

      Section 5. STANDSTILL. Subordinate Creditor agrees not to accelerate the maturity of the Subordinate Debt or to exercise or enforce any rights or remedies under the Subordinate Loan Documents with respect to a default or otherwise to collect or seek to collect the Subordinate Debt (including by way of example and not of limitation, upon the occurrence of a Change in Control (as defined in the Subordinate Loan Documents) unless it gives the Agent an Enforcement Notice and until the latest of occur of: (a) 45 days following receipt by the Agent of the Enforcement Notice, (b) expiration of 135 days after receipt of a Stop Payment Notice delivered to Subordinate Creditor within 45 days after receipt by the Agent of an Enforcement Notice and (c) any payment defaults on the Senior Debt are cured. The failure to make a payment of principal of, interest on, or fees, costs or expenses relative to any of the Subordinate Debt by reason of any provision of this Agreement shall not be construed as preventing the occurrence of a default or event of default with respect to such Subordinate Debt. Nothing in this Section 5 affects the provisions and agreements of any Loan Party or Subordinate Creditor found in Sections 3 or 4 hereof.

      Section 6. PAYMENTS NOTWITHSTANDING. No payment or distribution of any character, whether in cash, cash equivalents, securities or other property (including securities which are subordinate and junior in right of payment to the payment of Senior Debt to at least the extent provided for in this Agreement) to which Subordinate Creditor would have been entitled except for the provisions of this Agreement and that shall have been made to or for the account of any Senior Creditor shall, as between each Loan Party and its creditors (other than Agent and Senior Creditors),

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be deemed to be a payment or distribution by such Loan Party to or for the account of Senior Creditors, and from and after the payment in full in cash or cash equivalents of all Senior Debt, Subordinate Creditor shall be subrogated to all rights of Senior Creditors to receive any further payments or distribution applicable to the Senior Debt until the principal of and interest on the Subordinate Debt shall be paid in full, and no such payment or distribution made pursuant to such rights of subrogation to Subordinate Creditor that otherwise would be payable or distributable to or for the account of Agent or Senior Creditors or any or some of them shall, as between each Loan Party and its creditors (other than Subordinate Creditor), be deemed to be a payment or distribution by such Loan Party to Subordinate Creditor or on account of the Subordinate Debt.

      Section 7. NO PREJUDICE OR IMPAIRMENT. The provisions of this Agreement are solely for the purposes of defining the relative rights of Agent and Senior Creditors, on the one hand and Subordinate Creditor, on the other hand. Neither Agent nor any Senior Creditor shall be prejudiced in the right to enforce subordination of the Subordinate Debt by any act or failure to act by any Loan Party or anyone in custody of its assets or property. Nothing herein shall impair, as between each Loan Party and Subordinate Creditor, the obligation of such Loan Party, which is unconditional and absolute, to pay to Subordinate Creditor the principal of and interest on the Subordinate Debt as and when the same shall become due in accordance with their terms, nor shall anything herein prevent Subordinate Creditor from exercising all remedies otherwise permitted by applicable law upon default under the Subordinate Loan Documents, subject, however, to the provisions of this Agreement and the rights of Agent and each Senior Creditor to the extent provided herein. Nothing contained in this Section 7 (or elsewhere in this Agreement) shall limit the right of Agent or any Senior Creditor to recover from Subordinate Creditor any payments prohibited by this Agreement, including any payments or other distributions made during the existence of a payment default on the Senior Debt (regardless of whether Subordinate Creditor has any notice or knowledge thereof at the time of such payment or distribution).

      Section 8. TURNOVER OF PAYMENTS. If any payment, distribution or security (including securities which are subordinate and junior in right of payment to the payment of Senior Debt to at least the extent provided for in this Agreement), or the proceeds of any thereof, shall be collected or received by Subordinate Creditor in contravention of any of the terms of this Agreement and prior to the irrevocable payment in full in cash or cash equivalents of Senior Debt at the time outstanding, the holder thereof will forthwith deliver such payment, distribution, security or proceeds (with the endorsement, without recourse or warranty, of Subordinate Creditor where necessary) to Agent for the benefit of Senior Creditors and, until so delivered, the same shall be held in trust by such holder as the property of Senior Creditors. If Subordinate Creditor fails to make any endorsement required under this Agreement, Agent and each Senior Creditor, and their respective officers and employees on their behalf, are hereby irrevocably appointed as attorneys-in-fact (coupled with an interest) for the Subordinate Creditor to make such endorsement in Subordinate Creditor's name. Without limiting the foregoing, in the event any payment on the Senior Debt is recovered by or required to be paid over to a Loan Party or any receiver, trustee in bankruptcy, liquidating trustee, agent or other person in any Proceeding, any payments made by a Loan Party to Subordinate Creditor shall be held in trust for Agent and Senior Creditors and immediately remitted to Agent for the benefit of Senior Creditors upon demand.

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      Section 9. PRIORITIES REGARDING COLLATERAL. Any and every lien and security interest in the Collateral in favor of or held for the benefit of Agent or any Senior Creditor has and shall have priority over any lien or security interest that Subordinate Creditor now has or may hereafter acquire in the Collateral notwithstanding any statement or provision contained in the Subordinate Loan Documents or otherwise to the contrary and irrespective of the time or order of filing or recording of financing statements, deeds of trust, mortgages or other notices of security interests, liens or assignments granted pursuant thereto, and irrespective of anything contained in any filing or agreement to which any party hereto or its respective successors and assigns may now or hereafter be a party, and irrespective of the ordinary rules for determining priorities under the Uniform Commercial Code or under any other law governing the relative priorities of secured creditors. Subordinate Creditor has no Collateral, and shall not seek or take from any Loan Party Collateral for the Subordinate Debt.

      Section 10. COMPROMISE OF CLAIMS. Until the Senior Creditor has received indefeasible payment in full in cash or cash equivalents of all of the Senior Debt, the Subordinate Creditor agrees that the Senior Creditor may at any time and from time to time, without the Subordinate Creditor's consent, and without notice to the Subordinate Creditor, do any one or more of the following in the Senior Creditor's sole and absolute discretion: (a) renew, accelerate, extend the time for payment of, or increase the Senior Debt beyond the amount permitted in the definition thereof found in this Agreement and any or all of the obligations of any Loan Party, of any guarantors of any Loan Parties, or of any other party at any time directly or contingently liable for the payment of any of the Senior Debt; (b) grant any other indulgence to any Loan Parties, or any other person in respect of any or all of the Senior Debt or any other matter;
(c) amend, alter, waive, or change in any respect whatsoever any term or provision relating to any or all of the Senior Debt, including the rate of interest thereon, or the Senior Loan Documents; (d) substitute or add, or take any action or omit to take any action which results in the release of any one or more endorsers or guarantors of all or any part of the Senior Debt; (e) apply any sums received from a Loan Party, any guarantor, endorser, or cosigner, or from the disposition of any Collateral or security, to any indebtedness whatsoever owing from such person or secured by such Collateral or security, in such manner and order as Agent determines in its sole discretion, and regardless of whether such indebtedness is part of the Senior Debt, is secured, or is due and payable; (f) permit a Loan Party to use proceeds of the Collateral for any purpose; (g) make loans or advances to a Loan Party secured in whole or in part by the Collateral or refrain from making any such loans or advances; (h) accept partial payments of, compromise or settle, refuse to enforce, or release all or any parties to, any or all of the Senior Debt; (i) settle, release (by operation of law or otherwise), compound, compromise, collect or liquidate any of the Senior Debt or the Collateral in any manner permitted by applicable law; (j) accept, release, waive, surrender, enforce, exchange, modify, impair or extend the time for the performance, discharge or payment of, any and all property of any kind securing any or all of the Senior Debt or any guaranty of any or all of the Senior Debt, or on which Agent or any Senior Creditor at any time may have a lien, or refuse to enforce its rights or make any compromise or settlement or agreement therefor in respect of any or all of such property, (k) fail to perfect any Collateral and (l) take or fail to take any action the consequence of which would be to release a surety or guarantor of the Senior Debt. Neither Agent nor any Senior Creditor is under nor shall any of them hereafter be under any obligation to marshal any assets in favor of the

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Subordinate Creditor, or against or in payment of any or all of the Senior Debt, and may proceed against any of the Collateral in such order and manner as it elects. Notwithstanding the foregoing, the Borrowers and the Senior Creditors agree that they will not extend the final maturity of the Senior Debt without the prior written consent of the Subordinate Creditor.

      Section 11. BENEFIT OF AGREEMENT; AMENDMENTS OF CERTAIN DOCUMENTS; ETC. This Agreement shall constitute a continuing offer to all persons who, in reliance upon such provisions, become a Senior Creditor, and such provisions are made for the benefit of such Senior Creditor and each of them may enforce such provisions. Acceptance and notice of acceptance hereof by any Senior Creditor are expressly waived. The provisions of the Subordinate Loan Documents may not be altered, amended or modified in any respect that adversely affects Senior Creditor or violates the terms of the Senior Loan Documents as such documents are in effect as of the date of such amendment or modification without each Senior Creditor's written consent. Neither Agent or any Senior Creditor nor Subordinate Creditor shall have any obligation to preserve rights in the Collateral against any prior parties or to marshal any of the Collateral for the benefit of any person. No failure to exercise, and no delay in exercising on the part of any party hereto, any right, power or privilege under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and shall not be exclusive of any rights or remedies provided by law. Any agreements, documents or instruments which at any time evidence the Subordinate Debt or any part thereof shall state that payment thereunder is subject to the terms and provisions of this Agreement. If Subordinate Creditor should fail to file a proof of claim on account of the Subordinate Debt in any Proceeding within 30 days before the expiration of the time period within which creditors must file their proofs of claim, Subordinate Creditor agrees that Agent may file such claim in the Subordinate Creditor's place and stead, and as Subordinate Creditor's attorney-in-fact (coupled with an interest) for such purposes for the term of this Agreement.

      Section 12. REPRESENTATIONS AND WARRANTIES; ETC. Each of the parties hereto hereby represents and warrants that (a) it has full power, authority and legal right to make and perform this Agreement, and (b) this Agreement is its legal, valid and binding obligation, enforceable against it in accordance with its terms.

      Section 13. AMENDMENT. Neither this Agreement nor any of the terms hereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Agent and Subordinate Creditor.

      Section 14. SUCCESSORS AND ASSIGNS. This Agreement, and the terms, covenants and conditions hereof, shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns. Subordinate Creditor and Agent (on behalf of the Senior Creditors) further agree between themselves and solely for their own collective benefit, that if a Borrower is in the process of refinancing all or a portion of the Senior Debt with a new lender or lenders, and if the party who wishes to be refinanced makes a request of the other parties hereto,

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Subordinate Creditor shall agree to enter into a new, substitute agreement with the new lender; PROVIDED, HOWEVER, that if any such new, substitute agreement shall be in a form (other than with appropriate date, name and address changes), and contain such terms and conditions other than as provided herein, the form, terms and conditions of such new, substitute agreement shall be acceptable to the party whose financial accommodations to Borrowers are not being refinanced; and PROVIDED, FURTHER, HOWEVER, that in no circumstances shall the party hereto whose financial accommodations to a Borrower are not being refinanced be obligated to enter into such an agreement if the substitute agreement deprives it of any material right, privilege or benefit accorded to it hereunder.

      Section 15. GOVERNING LAW. This Agreement will be construed in accordance with and governed by the law of the State of Texas.

      Section 16. NOTICES. Whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any such communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration, or other communication shall be in writing (including by telegraph, telecopier or telex) and shall be deemed to have been duly given and received, for purposes hereof, when personally delivered, with receipt acknowledged, or three days after being deposited (with first class postage pre-paid) in the United States mail, certified, return receipt requested, or, in the case of telegraphic notice, when delivered to the telegraph company, or in the case of telex notice, when sent, answer back received, or in the case of telecopy notice, when sent to the number set forth below, addressed as follows:

     If to Agent:             Comerica Bank-Texas
                              P.O. Box 4167
                              Houston, Texas  77210-4167
                              Attn:  Mr. James W. Kimble
                              Fax No.:  (713) 722-6514

     With a courtesy copy to: Michael W. Hilliard, Esq.
                              Winstead Sechrest & Minick P.C.
                              5400 Renaissance Tower
                              1201 Elm Street
                              Dallas, Texas  75270-2199
                              Fax No. 214/745-5390

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 If to Subordinate Creditor:  Resource Investors Management Company
                              Suite 6875
                              600 Travis Street
                              Houston, Texas  77002
                              Attn:  Gary Milavec
                              Fax No. 713/247-0730

 With a courtesy copy to:     Resource Investors Management Company
                              22 Waterville Road
                              Avon, Connecticut  06001
                              Attn:  David Whitney
                              Fax No. 860/678-9382


 If to a Loan Party:          Cliffwood Oil & Gas Corp.
                              110 Cypress Station Drive, Suite 220
                              Houston, Texas  77090
                              Attn:  Mr. Frank A. Lodzinski
                              Fax No.:  (713) 537-9920

 with a copy to:              Cliffwood Energy Company
                              110 Cypress Station Drive, Suite 220
                              Houston, Texas  77090
                              Attn:  Mr. Frank A. Lodzinski
                              Fax No.:  (713) 537-9920

                                          and

                              Cliffwood Production Co.
                              110 Cypress Station Drive, Suite 220
                              Houston, Texas  77090
                              Attn:  Mr. Frank A. Lodzinski
                              Fax No.:  (713) 537-9920

or at such address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive courtesy copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

      Section 17. ATTORNEYS' FEES. In the event of any action based upon or arising out of this agreement, the prevailing party shall be entitled to recover from the non-prevailing party all

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out-of-pocket costs, fees and reasonable expenses incurred in connection therewith, including without limitation reasonable attorneys' fees.

      Section 18. ADDITIONAL DOCUMENTATION. Each party hereto hereby agrees to execute such additional documents and instruments and take such further actions as may be reasonably required to carry out the purposes and intent of this Agreement.

      Section 19. CONSTRUCTION; INTERPRETATION. Each party hereto has cooperated in the drafting and preparation of this Agreement, and as a result this Agreement shall not be construed against any party. Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa. The captions of the sections of this Agreement are for convenience only and do not define or limit any terms or provisions. The word "include(s)" means "include(s) without limitation" and the word "including" means "including but not limited to." Time is of the essence in the performance of this Agreement. If any provision of this Agreement shall for any reason be determined by a court of competent jurisdiction, and sustained on appeal, if any, to be unenforceable in any respect, such enforceability shall not affect any other provisions hereof, and this Agreement shall be construed if such unenforceable provision had not been contained herein; provided, if any provision of this Agreement shall be unenforceable by reason of a final judgment of a court of competent jurisdiction based upon such court's ruling, and sustained on appeal, if any, that such provision is unenforceable because of the unenforceable degree or magnitude of the obligation imposed thereby, such unenforceable obligation shall be reduced in magnitude or degree by the minimum amount necessary in order to provide the maximum degree or magnitude of rights which are enforceable, and this Agreement shall be automatically and retroactively amended accordingly to contain such maximum degree or magnitude of such obligation which is enforceable, rather than the more burdensome but enforceable original obligation. As used herein, "unenforceable" is used in the broadest and most comprehensive sense and includes the concepts of void and voidable.

      Section 20. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      Section 21. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM,

DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

      Section 22. SURETY ISSUES, ETC. The Subordinate Creditor hereby waives and agrees not to assert against Agent or any Senior Creditor any rights which a guarantor or surety could exercise (including any rights under Chapter 34 of the Texas Business and Commerce Code), but nothing in this Agreement shall make or constitute the Subordinate Creditor a guarantor or surety, and the Subordinate Creditor hereby waives the right, if any, to require that any Senior Creditor marshal or otherwise require any Senior Creditor to proceed to dispose of or foreclose upon collateral in any manner or order. Advances are senior and superior in right of payment to the Subordinate Debt even if made after a Senior Creditor has notice of default in the Subordinate Debt and/or irrespective of whether any such advance is objected to by Subordinate Creditor. No Senior Creditor shall be responsible to ascertain compliance with the Subordinate Loan Documents or be liable if Senior Debt is incurred in violation thereof.

      Section 23. REINSTATEMENT IN CERTAIN EVENTS. The provisions of this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Claims is rescinded or must otherwise be returned by any Senior Creditor or any or some of them upon the insolvency, bankruptcy or reorganization of a Borrower or otherwise, all as though such payment had not been made.

      Section 24. REPRESENTATIONS AND WARRANTIES OF SUBORDINATE CREDITORS. Each Subordinate Creditor represents and warrants (a) that it has not relied and will not rely on any representation or information of any nature made by or received from the Agent or any of the Senior Creditors relative to any Loan Party in deciding to extend credit to a Loan Party or to execute this Agreement; (b) that, as of the date hereof, the outstanding amount of the Subordinate Debt is $10,000,000, and only interest is payable until maturity; (c) that it is the legal and beneficial owner of the Subordinate Debt; (d) that it has not heretofore assigned or transferred any of the Subordinate Debt, any interest therein or any collateral or security pertaining thereto; and (e) that it has not heretofore given, and will not give hereafter, any subordination to any other person, firm or entity in respect of the Subordinate Debt if the effect thereof would be to alter, limit or otherwise impair the benefits of this Agreement conferred on the holders of Senior Debt.

      Section 25. REPRESENTATION AND COVENANT OF AGENT. The Agent represents that the Commitment Termination Date under the Senior Loan Documents is August 4, 2000. Senior Creditors will not amend Section 6.8 of Amended and Restated Credit Agreement constituting one of the Senior Loan Documents without the prior written consent of the Subordinate Creditor.

      SECTION 26. NO ORAL AGREEMENTS. THIS WRITTEN AGREEMENT AND THE OTHER DOCUMENTS AND INSTRUMENTS CONTEMPLATED HEREBY OR

THEREBY, OR PERTAINING HERETO OR THERETO, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREE MENTS OF THE PARTIES.

      THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

      Section 27. DESCRIPTIVE HEADINGS. Descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.


                  [Balance of page intentionally left blank]

      Executed, delivered and effective as of the date first above written.

SUBORDINATE CREDITOR:                    SENIOR CREDITOR:

RIMCO PARTNERS, L.P.,                    COMERICA BANK-TEXAS, N.A., as Agent
RIMCO PARTNERS, L.P. II,
RIMCO PARTNERS, L.P. III, and
RIMCO PARTNERS, L.P. IV,                 By:/S/ JAMES KIMBLE
                                                James W. Kimble
By:   Resource Investors Management             Assistant Vice President
      Company Limited Partnership,
      their general partner              LOAN PARTIES:

      By:RIMCO Associates, Inc.,         CLIFFWOOD OIL & GAS CORP.
         its general partner


         By:/S/ A. L. JORDEN             By:/S/ FRANK A. LODZINSKI
         Name:  A. L. Jorden             Name:  Frank A. Lodzinski
         Title: Vice President           Title: President


                                         CLIFFWOOD ENERGY COMPANY


                                         By:/S/ FRANK A. LODZINSKI
                                         Name:  Frank A. Lodzinski
                                         Title: President


                                         CLIFFWOOD PRODUCTION COMPANY


                                         By:/S/ FRANK A. LODZINSKI
                                         Name:  Frank A. Lodzinski
                                         Title: President


                                         TEXOIL, INC.


                                         By:/S/ RUBEN MEDRANO
                                         Name:  Ruben Medrano
                                         Title: President

                                    -14-